Exhibit 99.1

For additional information, contact: Robert W. Dumas Chairman, President and CEO (334) 821-9200

Press Release – August 9, 2022

AUBURN NATIONAL BANCORPORATION, INC.

DECLARES QUARTERLY DIVIDEND

AUBURN, Alabama – On August 9, 2022, the Board of Directors of Auburn National Bancorporation, Inc. (the “Company”) (Nasdaq: AUBN) declared a third quarter $0.265 per share cash dividend, payable September 26, 2022 to shareholders of record as of September 9, 2022.

About Auburn National Bancorporation

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $1.1 billion. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System, which has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates eight full-service branches in Auburn, Opelika, Valley, and Notasulga, Alabama. The Bank also operates loan production offices in Auburn and Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.